Exhibit 5.1

October 28, 2025

Board of Directors,

TRX Gold Corporation,

403-277 Lakeshore Road East,

Oakville, Ontario, Canada L6J 6J3

Re:	TRX Gold Corporation
Omnibus Equity Incentive Plan Renewal

We are counsel to TRX Gold Corporation, a British Columbia company (the “Company”), in connection with the registration of up to 28,210,066 common shares of the Company (the “Shares”) under the Securities Act of 1933 (U.S.), as amended (the “Securities Act”), which have or may be offered pursuant to the Company’s Omnibus Equity Incentive Plan (the “Plan”) previously approved by the shareholders of the Company, and further described in the Company’s registration statement on Form S-8 filed under the Securities Act (the “Registration Statement”).

In connection with this opinion, we have examined the resolutions of the Board of Directors of the Company in respect of the Plan and Registration Statement (the “Resolutions”), and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are solicitors qualified to practice law in the Province of Ontario and under the National Mobility Agreement provide temporary legal services respecting the laws of British Columbia and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the province of British Columbia and the laws of Canada applicable therein. The opinion herein is based on the laws of British Columbia and the laws of Canada applicable therein in effect on the date hereof.

We have no responsibility or obligation to (i) update this opinion, (ii) take into account, or inform the addressee or any other person, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

In conducting all examinations we have assumed: (i) the genuineness of all signatures and the authority and legal capacity of all persons signing documents examined by us; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, notarial, facsimile, true or photostatic copies of original documents and the veracity and completeness of the information contained therein; (iv) the identity, authority and capacity of all individuals acting or purporting to act as public officials; and (v) the accuracy and completeness of the records maintained by all public offices or agencies where we have searched or enquired or caused searches or enquiries to be conducted.

*REVlaw is a corporate style registered to Diges Professional Corporation.

We have also assumed that:

(a)	the Shares will be offered, issued and sold in compliance with applicable United States Federal and State securities laws and in the manner stated in the Registration Statement.

(b)	the Company will have received the agreed upon consideration for the issuance of the Shares and such Shares will have been delivered by or on behalf of the Company against payment therefor;

(c)	all documents submitted to us have been executed in the form reviewed by us, and have not been amended or modified, since the dates on which they were submitted to us, whether by written or oral agreement or by conduct of the parties thereto, or otherwise;

(d)	all acknowledgements, representations, warranties and certificates dated on or prior to the date hereof upon which we have relied continue to be accurate in all respects as of the time of delivery of this opinion;

(e)	no order, ruling or decision of any court, tribunal, securities commission or other regulatory or administrative body is or has been in effect at any material time that: (a) restricts any trades or distributions in securities of the Company; (b) affects any person or company (including the Company) that engages in such trade or distribution; or (c) restricts the ability of the Company to execute, deliver or perform any obligations to issue the Shares;

(f)	all cheques, bank drafts and other methods of payment relied upon to effect payment of the consideration for the Shares will be honoured upon presentation or will otherwise result in the receipt by the Company of the funds represented by such cheques, bank drafts or other methods of payment; and

(g)	where our opinion refers to any of the Shares as being “fully paid and non-assessable”, no opinion is expressed as to the adequacy of any consideration received.

We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

Other than our review of the Resolutions, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company. No inference of our knowledge as to such facts and circumstances should be drawn merely from our representation of the Company in respect of the issuance of the Shares.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof each Share issuable upon grant and/or exercise of Awards (as that term is defined in the Plan), when issued in accordance with and pursuant to the terms of the Plan will be validly issued as a fully paid and non-assessable common share in the capital of the Company.

This opinion letter has been prepared solely for your use in connection with the Registration Statement contained therein and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

REVlaw

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